Exhibit 99-8(ii): Form of Administrative and Shareholder Service Agreement between ReliaStar Life Insurance Company of New York and ING Pilgrim
                                 Investments, LLC



                Administrative and Shareholder Service Agreement

This Agreement is made as of the ____ day of _________________, 20____, by and between ING Pilgrim Investments, LLC, ("Adviser") and RELIASTAR LIFE INSURANCE COMPANY AND RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK ("INSURERS") collectively "the Parties."

WHEREAS, Adviser serves as the investment adviser of Pilgrim Variable Products Trust ("TRUST") which currently consists of ____ separate series (each a "Portfolio"); and

WHEREAS, Insurers have entered into an agreement, dated _______________________, 20____, with the Trust (a "Participation Agreement") pursuant to which the Trust will make shares of each Portfolio listed from time to time on Schedule B of the Agreement available to Insurers at net asset value and with no sales charges, subject to the terms of the Participation Agreement, to fund benefits under variable life insurance policies ("Policies") to be issued by Insurers; and

WHEREAS, the Participation Agreement provides that the Trust will bear the costs of preparing, filing with the Securities and Exchange Commission and setting for printing the Trust's prospectus, statement of additional information, including any amendments or supplements thereto, periodic reports to shareholders, and other shareholder communications (collectively, the "Trust Materials"), and that the Trust will provide Insurers with camera ready copies of all Trust materials; and

WHEREAS, the Participation Agreement provides that Insurers shall print in quantity and deliver to existing owners of Policies ("Policy owners") the Trust materials, and that the costs of printing in quantity and delivering to existing Policy owners such Trust materials will be borne by Insurers; and

WHEREAS, Insurers will incur various administrative expenses in connection with the servicing of Policy owners who have allocated policy value to a Portfolio, including, but not limited to, responding to various Policy owner inquiries regarding a Portfolio; and

WHEREAS, the Parties wish to allocate expenses in a manner that is fair and equitable, consistent with the best interests of Policy owners, and that does not entail the expense and inconvenience of separately identifying and accounting for each item of Trust expenses;

NOW, THEREFORE, in consideration of the mutual benefits and promises contained herein, the Parties hereto agree as follows:

I.   Services Provided:

     Insurers agrees to provide services including, but not limited to:




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     a)   providing necessary personnel and facilities to establish and maintain
          Policy owner accounts and records;

     b) recording and crediting debits and credits to the accounts of Policy owners;

     c)   paying the proceeds of redemptions to Policy owners;

     d) delivering and responding to inquiries respecting Trust prospectuses, reports, notices, proxies and proxy statements and other information respecting the Portfolios (but not including services paid for by the Trust, such as printing and mailing);

     e) facilitating the tabulation of Policy owners' votes in the event of a meeting of Trust shareholders;

     f) providing and administering Policy features for the benefit of Policy owners participating in the Trust, including fund transfers, dollar cost averaging, asset allocation, portfolio rebalancing, earnings sweep, and pre-authorized deposits and withdrawals;

     g) responding to inquiries from Policy owners using one or more of the Portfolios as an investment vehicle regarding the services performed by Insurers as they relate to the Trust or its Portfolios;

     h) providing information to Adviser, the Trust, or the Trust's transfer agent and to Policy owners with respect to shares attributable to Policy owner accounts;

     i) facilitating the printing and mailing of shareholder communications from Trust as may be required pursuant to the Participation Agreement;

     j) responding to inquiries from Policy owners concerning the Trust and its operations;

     k) providing such similar services as Adviser or Trust may reasonably request to the extent permitted or required under applicable statutes, rules and regulations.


II. Expense Allocations:

     Subject to Section III, Insurers or its affiliates shall initially bear the costs of:

     a) printing and distributing all Trust materials to be distributed to prospective Policy owners;

     b) printing and distributing all sales literature or promotional material developed by Insurers or its affiliates and relating to the Policies;

     c) servicing Policy owners who have allocated Policy value to a Portfolio, which servicing shall include, but is not limited to, the items listed above. Costs of distribution and tabulation of the Trust proxy materials shall be paid by the Trust, except postage which will be paid by the Insurers.


III. Payment of Expenses:

     a) The adviser and/or the Trust shall pay to Insurers a quarterly fee equal to a percentage of the average daily net assets of the Portfolio attributable to Policies, issued by Insurers at the annual rates shown in the attached Schedule A.



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     b)   For purposes of calculating the amount of the expense reimbursement, described in (a) above, the "average daily net assets" of all Portfolios for any calendar month shall be equal to the quotient produced by dividing (i) the sum of the net assets of such Portfolios determined in accordance with procedures established from time to time by or under the direction of the Trust's Board of Trustees for each business day of such quarter, by (ii) the number of such business days; and

     c) The Adviser or Trust will calculate the payment contemplated by this Section at the end of each calendar quarter and will make such payment to Insurers within thirty (30) days thereafter. Each payment will be accompanied by a statement showing the calculation of the quarterly amounts payable by the Adviser or Trust and such other supporting data as may be reasonably requested by Insurers.

     d) From time to time, the Parties hereto shall review the quarterly fee to determine whether it reasonably approximates the incurred and anticipated costs, over time, of Insurers in connection with its duties hereunder. The Parties agree to negotiate in good faith any change to the quarterly fee proposed by a Party in good faith.

     e) This Agreement shall not modify any of the provisions of the Participation Agreement, but shall supplement those provisions.

IV. Term of Agreement:

     This Agreement shall continue in effect for so long as Insurers or its successor(s) in interest, or any affiliate thereof, continues to hold shares of the Trust or its portfolios, and continues to perform in a similar capacity for the Company and Trust.

V. Indemnification:

     a) Insurers agrees to indemnify and hold harmless the Adviser and its officers and directors, from any and all loss, liability and expense resulting from the gross negligence or willful wrongful act of RELIASTAR AND RELIASTAR OF NEW YORK under this Agreement, except to the extent such loss, liability or expense is the result of the willful misfeasance, bad faith or gross negligence of the Adviser in the performance of its duties, or by reason of the reckless disregard of its obligations and duties under this Agreement.

     b) Adviser agrees to indemnify and hold harmless Insurers and their officers and directors from any and all loss, liability and expense resulting from the gross negligence or willful wrongful act of adviser under this Agreement, except to the extent such loss, liability or expense is the result of the willful misfeasance, bad faith or gross negligence of Insurers in the performance of its duties, or by reason of the reckless disregard of its obligations and duties under this Agreement.

VI. Amendment

     This Agreement may be amended only upon mutual agreement of the Parties hereto in writing.




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VII. Notices:

     Notices and communications required or permitted hereby will be given to the following persons at the following addresses and facsimile numbers, or such other persons, addresses or facsimile numbers as the Party receiving such notices or communications may subsequently direct in writing:

                  Pilgrim Variable Products Trust
                  40 North Central Avenue, Suite 1200
                  Phoenix, AZ  85004
                  Attention: _____________________
                  Fax: (602) 417-8324]

                  ReliaStar Life Insurance Company
                  ReliaStar Life Insurance Company of New York
                  1290 Broadway
                  Denver, CO  80203-5699
                  Attention: Legal Dept.
                  Fax: 303.860.2134

VIII. Applicable Law:

     Except insofar as the Investment Company Act of 1940 or other federal laws and regulations may be controlling, this Agreement will be construed and the provisions hereof interpreted under and in accordance with Colorado law, without regard for that state's principles of conflict of laws.

IX. Execution in Counterparts:

     This Agreement may be executed simultaneously in two or more counterparts, each of which taken together will constitute one and the same instrument.

X. Severability:

     If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.




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XI. Rights Cumulative:

     The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the Parties are entitled to under federal and state laws.

XII. Headings

     The headings used in this Agreement are for purposes of reference only and shall not limit or define, the meaning of the provisions of this Agreement.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.

ING PILGRIM INVESTMENTS, LLC                RELIASTAR LIFE INSURANCE COMPANY


By:                                         By:
   ------------------------------------         --------------------------------
Name:                                       Name:
     ----------------------------------           ------------------------------
Title:                                      Title:
      ---------------------------------            -----------------------------

                                            RELIASTAR LIFE INSURANCE COMPANY OF
                                            NEW YORK


                                            By:
                                                --------------------------------
                                            Name:
                                                  ------------------------------
                                            Title:
                                                   -----------------------------





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




                                   SCHEDULE A


                 ANNUAL RATE                                   PORTFOLIOS
                 -----------                                   ----------
                    X.XX%                                    VP High Yield

                    X.XX%                               VP Growth Opportunities

                    X.XX%                                 VP Growth and Value

                    X.XX%                                VP International Value

                    X.XX%                                     VP MagnaCap

                    X.XX%                               VP MidCap Opportunities

                    X.XX%                              VP Research Enhanced Index

                    X.XX%                              VP SmallCap Opportunities



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